Exhibit 99.1

SECOND AMENDMENT TO AGREEMENT

This is the Second Amendment to an Agreement dated November 21, 1989 between Frisch’s Restaurants, Inc. (“Company”) and Craig F. Maier (“Executive”) concerning certain severance benefits to be paid to Executive in the event of a change in control occurring to Company. This Amendment is dated October 7, 2008 and is effective as of the first day of Company’s fiscal year beginning in 2005.

Section 5 is amended to delete the first and second sentence of the section through the words “…duties which he performed immediately prior to the Change in Control” and two new sentences shall be inserted to read as follows:

“5. Termination. The term “Termination” shall mean termination during the Employment Period by the Company of the employment of the Executive with the Company, other than for cause (as defined hereafter) or on account of the Executive’s death or physical or mental incapacity that renders the Executive unfit to carry out his duties for a period of at least 120 consecutive calendar days and which is expected to remain as a permanent disability as certified by a qualified physician; and such term shall include resignation of the Executive within 18 months after the occurrence of any of the following events after a Change in Control:

a)	a material diminution in the Executive’s authority, duties or responsibilities;

b)	a breach of the Company’s obligations to provide the compensation, compensation plans and perquisites that it is contractually obligated to provide under Section 4 of this Agreement;

c)	any other material failure of the Company to comply with the provisions of this Agreement, including the failure of the Company to obtain from any successor, the written assumption of Company’s obligations to perform this Agreement.

Prior to tendering his resignation for one of the conditions stated above, Executive shall give written notice of the existence of such condition to Company within 90 days after such condition first arises, and Company shall have 30 days following delivery of the notice, to remedy the condition. If Company fails to remedy the condition within the 30 day cure period, Executive shall be free to tender his resignation.”

IN WITNESS WHEREOF, Executive and Company, pursuant to the authorization of its Board of Directors, have signed this Second Amendment on the date first written above.

/s/ Craig F. Maier
Craig F. Maier

FRISCH’S RESTAURANTS, INC.

By:	/s/ Michael E. Conner
Michael E. Conner
Vice President of Human Resources